Exhibit 99.1

OSI SYSTEMS AWARDED APPROXIMATLEY $98 MILLION ORDER FROM U.S. ARMY FOR ENTRY CONTROL POINTS

HAWTHORNE, CA. – September 19, 2011 – OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronic products for critical applications in the Security and Healthcare industries, today announced that its Security division, Rapiscan Systems, has been awarded an approximately $98 million order from the U.S. Army for a range of surveillance and screening equipment for Entry Control Point Non-Intrusive Inspection requirements. Rapiscan will serve as the prime contractor and a hardware systems integrator to help fulfill the U.S. Army’s global security needs. The delivery order stems from a three-year, multi-award, Indefinite Delivery, Indefinite Quantity (IDIQ) contract valued at $248 million for all delivery orders awarded to Rapiscan and six other companies earlier this year by the U.S. Army.

OSI Systems Chairman and CEO, Deepak Chopra, stated: “We are proud to receive this award and look forward to implementing critical solutions that address the U.S. Army’s global force protection requirements. As a valued partner, we expanded our role from a screening equipment provider and now serve as a prime contractor and systems integrator to the U.S. Army for implementing Entry Control Points in the field.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including the Company’s contracts to provide solutions to the Security industry. The actual results may differ materially from those described in or implied by any forward-looking statement.

SOURCE: OSI Systems, Inc.

OSI Systems Inc

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com